Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS
OXFORD, Mass. – July 30, 2019 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2019.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2019	2018	Change	2019	2018	Change
Revenue	$363.8	$413.6	(12)%	$678.8	$773.5	(12)%
Gross margin	49.5%	56.8%		48.5%	56.7%
Operating income	$91.1	$162.4	(44)%	$159.4	$303.5	(47)%
Operating margin	25.0%	39.3%		23.5%	39.2%
Net income attributable to IPG Photonics Corporation	$72.3	$121.6	(41)%	$127.4	$228.0	(44)%
Earnings per diluted share	$1.34	$2.21	(39)%	$2.36	$4.14	(43)%

Management Comments
"Although the macroeconomic and geopolitical environment remains challenging, we delivered results in the upper half of our guidance range, while demonstrating solid traction in new products," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "We continue to meet competitive challenges by substantially reducing component and manufacturing costs while enhancing existing products and introducing new solutions that improve productivity and increase flexibility for our customers."
Financial Highlights
Second quarter revenue of $364 million decreased 12% year over year. Materials processing sales accounted for 95% of total revenue, decreasing 12% year over year due to lower sales in cutting and 3D printing applications. Sales into other applications decreased 16% year over year. The acquisition of Genesis Systems Group contributed $22 million during the quarter.
Sales of high power continuous wave (CW) lasers, representing 59% of total revenue, decreased 20% year over year. Sales of fiber lasers at 6 kilowatts of power or greater were nearly 50% of all high power CW laser sales, and high power CW lasers at 10 kilowatts or greater increased 16% year over year. Sales of other high power lasers declined year over year due to the weaker demand environment in China and Europe and lower average selling prices. By region, sales decreased 19% in China, 22% in Europe and 10% in Japan but increased 34% in North America on a year over year basis.
Earnings per diluted share ("EPS") of $1.34 decreased 39% year over year. Foreign exchange losses reduced EPS by $0.08. The effective tax rate in the quarter was 24%, which benefited from certain discrete tax items. During the second quarter, IPG generated $58 million in cash from operations. Capital expenditures were $54 million.

Business Outlook and Financial Guidance
"Data points relating to the health of manufacturing economies in our largest regions have weakened over the last three months. Our second quarter book-to-bill ratio was above one, but below normal seasonality as order volumes weakened in June. Furthermore, the competitive environment remains challenging, due in part to the recent slowdown in industry demand levels. As a result, we expect pricing headwinds related to the competitive environment to continue. We expect growth in our innovative new products, accessories and complete systems to partially offset softness in our core business as these solutions gain further acceptance in the market," said Dr. Gapontsev.
For the third quarter of 2019, IPG expects revenue of $325 million to $355 million. The Company expects the third quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.05 to $1.35, with 53.0 million basic common shares outstanding and 53.8 million diluted common shares outstanding.
"Escalation of the US-China trade conflict and further macro softness have reversed the market recovery that we had expected to strengthen in the second half of 2019. Our largest machine tool OEM customers have not provided us with expectations beyond the next few months given the weaker macroeconomic and geopolitical climate. As a result, we do not have the necessary conviction to provide an outlook beyond the current quarter. However, we believe strength in new products and ongoing enhancements to our core laser portfolio will enable us to better capitalize on the eventual rebound in end market demand," added Dr. Gapontsev.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.88, Russian Ruble 63, Japanese Yen 108 and Chinese Yuan 6.87, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the Second Quarter 2019 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, July 30, 2019 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, pricing headwinds related to the competitive environment, growth and market acceptance of innovative new products, accessories and complete systems to partially offset softness in our core business, strength in new products and ongoing enhancements to our core laser portfolio enabling us to better capitalize on the eventual rebound in end market demand, expectations of our largest machine tool OEM customers, and revenue, tax rate and earnings guidance for Q3 2019. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2019) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share data)
Net sales	$363,769	$413,613	$678,816	$773,477
Cost of sales	183,532	178,638	349,668	335,140
Gross profit	180,237	234,975	329,148	438,337
Operating expenses:
Sales and marketing	20,663	14,536	39,938	28,052
Research and development	34,872	31,813	67,368	60,359
General and administrative	28,538	24,117	55,750	49,612
Loss (gain) on foreign exchange	5,074	2,118	6,687	(3,176)
Total operating expenses	89,147	72,584	169,743	134,847
Operating income	91,090	162,391	159,405	303,490
Other income (expense), net:
Interest income, net	4,051	729	8,003	1,041
Other income (expense), net	658	386	649	829
Total other income	4,709	1,115	8,652	1,870
Income before provision of income taxes	95,799	163,506	168,057	305,360
Provision for income taxes	(23,278)	(41,889)	(40,620)	(77,409)
Net income	72,521	121,617	127,437	227,951
Less: net income attributable to non-controlling interests	249	—	6	—
Net income attributable to IPG Photonics Corporation	$72,272	$121,617	$127,431	$227,951
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.36	$2.27	$2.40	$4.24
Diluted	$1.34	$2.21	$2.36	$4.14
Weighted average shares outstanding:
Basic	53,042	53,662	53,076	53,703
Diluted	53,848	54,992	53,915	55,111

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$530,013	$544,358
Short-term investments	512,816	500,432
Accounts receivable, net	273,697	255,509
Inventories	425,996	403,579
Prepaid income taxes	49,885	43,782
Prepaid expenses and other current assets	70,675	57,764
Total current assets	1,863,082	1,805,424
Deferred income taxes, net	20,833	19,165
Goodwill	110,868	100,722
Intangible assets, net	89,906	87,139
Property, plant and equipment, net	600,977	543,068
Other assets	51,750	18,932
Total assets	$2,737,416	$2,574,450

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,705	$3,671
Accounts payable	38,016	36,302
Accrued expenses and other liabilities	161,209	154,640
Income taxes payable	19,298	51,161
Total current liabilities	222,228	245,774
Deferred income taxes and other long-term liabilities	107,981	80,734
Long-term debt, net of current portion	39,846	41,707
Total liabilities	370,055	368,215
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,629,380 and 53,182,910 shares issued and outstanding, respectively, at June 30, 2019; 54,371,701 and 52,941,607 shares issued and outstanding, respectively, at December 31, 2018	5	5
Treasury stock, at cost, 1,446,470 and 1,430,094 shares held at June 30, 2019 and December 31, 2018, respectively.	(227,282)	(224,998)
Additional paid-in capital	761,936	744,937
Retained earnings	1,975,931	1,848,500
Accumulated other comprehensive loss	(143,943)	(162,896)
Total IPG Photonics Corporation equity	2,366,647	2,205,548
Non-controlling interests	714	687
Total equity	2,367,361	2,206,235
Total liabilities and equity	$2,737,416	$2,574,450

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
	(In thousands)
Cash flows from operating activities:
Net income	$127,437	$227,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,486	38,727
Provisions for inventory, warranty & bad debt	22,697	20,092
Other	24,014	18,584
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	(21,501)	36
Inventories	(40,789)	(91,014)
Other	(57,565)	(5,825)
Net cash provided by operating activities	101,779	208,551
Cash flows from investing activities:
Purchases of property, plant and equipment	(86,492)	(96,516)
Proceeds from sales of property, plant and equipment	288	641
Purchases of investments	(339,828)	(289,830)
Proceeds from sales of investments	334,680	161,618
Acquisitions of businesses, net of cash acquired	(15,115)	(4,422)
Other	209	188
Net cash used in investing activities	(106,258)	(228,321)
Cash flows from financing activities:
Principal payments on long-term borrowings	(1,827)	(1,794)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	(32)	10,631
Purchase of treasury stock, at cost	(2,284)	(51,064)
Net cash used in financing activities	(4,143)	(42,227)
Effect of changes in exchange rates on cash and cash equivalents	(2,759)	(31,111)
Net decrease in cash and cash equivalents	(11,381)	(93,108)
Cash and cash equivalents — Beginning of period	544,358	909,900
Cash and cash equivalents — End of period	$532,977	$816,792
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,164	$1,672
Cash paid for income taxes	$73,855	$64,495

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Step-up of inventory (1):
Cost of sales	$—	$224	$—	$448
Amortization of intangible assets:
Cost of sales	1,488	1,345	2,834	2,513
Sales and marketing	2,000	563	3,810	1,166
Research and development	160	—	320	160
Total acquisition related costs and other charges	$3,648	$2,132	$6,964	$4,287

(1) 2018 amount relates to ILT step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Cost of sales	$2,192	$1,755	$4,231	$3,323
Sales and marketing	854	671	1,641	1,227
Research and development	2,063	3,186	3,920	4,602
General and administrative	3,963	1,697	7,418	4,572
Total stock-based compensation	9,072	7,309	17,210	13,724
Tax benefit recognized	(2,131)	(1,810)	(4,047)	(3,241)
Net stock-based compensation	$6,941	$5,499	$13,163	$10,483

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Excess tax benefit on exercise of stock options included in net income	$1,319	$3,835	$4,229	$12,067